EXHIBIT 99.1

First Niagara Delivers Strong Third Quarter Results

Raises Common Dividend by 7%

  Actively managing ample capital for benefit of shareholders
  Successfully executing strategy in all markets
  Foundation for future growth substantially in place
  Consistent operating results on track with Company expectations

BUFFALO, N.Y., Oct. 21, 2010 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) posted record operating (Non-GAAP) earnings of $46.9 million or $0.23 per diluted share in the quarter ended September 30, 2010. Reported (GAAP) earnings totaled $45.6 million or $0.22 per diluted share. The Company also announced an increase in the quarterly common dividend to $0.15 per share.

"Business momentum remains strong as customers continue to respond very positively to our service excellence, deep product set, and branding efforts," President and CEO John R. Koelmel said. "Our core franchise performance has been marked by steady top line growth as we continue to strengthen relationships, take market share and provide the right services at the right time to our customers. We're especially proud of the consistency and quality of our performance over the past few years despite the harsh economic environment. Our strategy of playing offense has proven very advantageous across all markets and business lines."

"We've worked long and hard to put ourselves into an enviable capital position. We moved early to raise additional equity at the outset of the financial crisis two years ago by tapping into highly selective investor interest for companies like ours with a clear vision and a proven business model. Our proactive capital management has allowed us to pursue our growth strategy and today affords us great flexibility. As we look to the future, the confidence in our business, combined with our strong capital levels, enables us to begin to return excess capital again to our shareholders without compromising our position of strength. The dividend increase we are announcing today attests to our attentiveness to improving shareholder returns."

Mr. Koelmel added, "Our growth strategy is resulting in success across both of our Pennsylvania markets as well as in the legacy footprint. The reception to our products and services in the newer markets has been terrific. Our business lines are being seamlessly integrated and are proving to be an excellent fit. As a result, we expect to exceed our initial performance expectations in both Western and Eastern Pennsylvania. Our experience and proven integration expertise gives us great confidence looking ahead to combining with NewAlliance Bancshares of Connecticut. We eagerly await that addition to our franchise and the access to the highly attractive growth markets it will provide. The merger of our two strong companies will create a formidable competitor in that region."

"That transaction, combined with the build-out of our franchise over the last 18-24 months, also means the foundation for future growth is substantially complete. Major investments in talent, systems, risk management, and infrastructure are well underway. Our operating platform has been fortified and has the capacity to support planned growth. With the NewAlliance move, the strategic framework of our desired Northeastern footprint has now been achieved. Our energies will now be fully focused on execution and mining the rich potential of what we've built. We look forward to further demonstrating that in the years ahead."

Third Quarter Results

For the quarter ended September 30, 2010, operating (Non-GAAP) net earnings - that is, reported net income exclusive of non-operating items, was $46.9 million or $0.23 per diluted share. This compared to $44.9 million or $0.22 per share in the linked quarter and $27.3 million or $0.19 per share in the third quarter of 2009.  Operating (Non-GAAP) earnings per share rose by 21% over the prior year, despite a 40% increase in weighted average shares, reflecting the immediately accretive benefit of recent acquisitions and the productive use of prior capital raises. Reported (GAAP) net income inclusive of non-operating items, primarily acquisition and integration expenses, totaled $45.6 million or $0.22 per diluted share for the current quarter. This compared to $20.0 million or $0.10 per diluted share in the linked quarter and $10.9 million or $0.07 per diluted share in the third quarter of 2009.

Chief Financial Officer Michael W. Harrington said, "We continue to produce solid results as strong revenue generation consistently drives positive operating leverage despite the substantial talent and infrastructure build. The third quarter was no exception. Our high visibility and aggressive customer initiatives are generating robust business volumes across our footprint. Loan originations and core deposit levels continue to grow at a healthy rate. Our capital position remains strong and the credit picture is sound. We kept our loan loss provision at higher levels given the potential for prolonged weakness in the economic environment. As our strategic investing and build-out phase nears completion, our expense growth will slow as we drive further efficiencies. Although much uncertainty persists in the macro environment, we are nonetheless confident in our relative position in the industry."

Actively managing ample capital for benefit of shareholders

The Company moved decisively to augment its strong capital position as the economic and financial industry crisis began to unfold. Beginning in September 2008, First Niagara completed three successful common equity offerings that raised $1.0 billion. This strengthening can be seen in the comparisons below:

	June'08	September'10
Tier 1 Common Risk-Based Capital ratio	9.7%	13.4%
Total Risk-Based Capital ratio	11.1%	15.1%
Tangible common equity to tangible assets	7.6%	8.6%
Tangible book value per share	$5.90	$8.29

First Niagara's third quarter position is well above current regulatory guidelines for well capitalized institutions and the Company will be substantially above anticipated regulatory thresholds associated with recently released Basel III guidelines. Combined with its strong financial performance, that enables the Company to maintain momentum through this uncertain environment and continue to execute its growth strategy. The strength of the Company's capital position also provides it the opportunity to again begin distributing excess capital to its shareholders. Accordingly, the Board of Directors has approved a 7% increase in the quarterly common dividend to $0.15 per share. The dividend is payable on November 16, 2010 to stockholders of record on November 2, 2010.

Successfully executing strategy in all markets

Upstate New York - The Company continues to grow market share and take advantage of customer dislocations within its legacy footprint. Commercial loan and core deposit growth have been especially strong.

	Upstate New York
In millions	September 2010	September 2009	% Chg
Commercial loan balances	$ 4,289	$ 3,946	9%
Core deposit balances	$ 5,481	$ 4,695	17%

	Q3 2010	Q3 2009	% Chg
Total loan originations and line advances	$ 922	$ 876	5%

Western Pennsylvania - The National City operations were acquired in September 2009.  The business integration continues to go smoothly and new and existing customer activity in the past year has exceeded originally modeled expectations. This franchise has been fully assimilated into First Niagara and is a key contributor to corporate earnings.

	Western Pennsylvania (acquired Sept.2009)
In millions	September 2010	September 2009	% Chg
Commercial loan balances	$ 917	$ 662	39%
Core deposit balances	$ 2,040	$ 1,953	4%

	Q3 2010	Q4 2009	% Chg
Total loan originations and line advances	$406	$ 371	9%

Eastern Pennsylvania - Harleysville National Corporation was acquired in April 2010.  The system conversion went very well and new business generation and customer retention have been strong. Through September 2010, total loan originations exceeded $600 million with commercial loans outstanding amounting to $1.3 billion. Core deposits totaled $2.3 billion at the end of the third quarter, with retention running at 96%.

Foundation for future growth substantially in place

Investments that are critical to supporting the Company's future growth are substantially complete.  Over 500 people have been added in the last 18 months, exclusive of those related to the acquired organizations, including several key senior management hires that provide expertise based on their experiences at larger financial institutions. Major technology enhancements extend to both business lines and operational areas including a new cash management system, branch teller upgrades, as well as capacity on demand mainframe functionality.    In addition, NewAlliance will provide valuable resources and capacity to the Company, further strengthening its foundation. These strategic investments will ensure that the Company can comfortably meet the customer needs of a much larger institution.

Third quarter performance summary

The Company's third quarter results were in-line with its expectations and are a reflection of growth across multiple markets as well as the strength and consistency of diversified revenue sources.

Operating Results (Non-GAAP)	Q3 2010	Q2 2010	Q3 2009
Net interest income	$ 161.3	$ 154.8	$ 98.9
Provision for credit losses	11.0	11.0	15.0
Noninterest income	49.5	46.1	30.7
Noninterest expense	130.7	121.6	70.9
Net income before non-operating items	$ 46.9	$ 44.9	$ 27.3
Weighted average diluted shares outstanding	206.1	204.4	147.2
Earnings per diluted share	$ 0.23	$ 0.22	$ 0.19
Reported Results (GAAP)
Net income before non-operating items	$ 46.9	$ 44.9	$ 27.3
Non-operating(a)	1.3	24.9	16.4
Net income	$ 45.6	$ 20.0	$ 10.9
Weighted average diluted shares outstanding	206.1	204.4	147.2
Earnings per diluted share	$ 0.22	$ 0.10	$ 0.07

All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarized the Company's operating results excluding certain non-operating items. Beginning in Q2 2010, the impact of income taxes on these non-operating items was calculated using the effective tax rate for the quarter rather than the statutory rate.

(a) 2010 – Q3: After-tax noninterest expense:  Acquisition related expenses of $1.3 million, Q2: After-tax noninterest expense:  Harleysville acquisition related expenses of $18.8 million, $5.6 million charitable contribution related to the acquired markets and severance and related costs of $0.5 million.  Q3 2009: After-tax noninterest income: Gain on the sale of the merchant services' customer list of $1.5 million. After-tax noninterest expense: Expenses of $14.9 million primarily related to the NatCity branch acquisition and merger with Harleysville National Corporation. Also includes a $3.0 million contribution to the First Niagara Bank Foundation in support of charitable giving in Western Pennsylvania.

Loans

Average commercial loans continued to trend strongly upward, rising to $6.5 billion in the third quarter. Commercial business volumes were especially strong with annualized double digit growth in balances across all major geographies. Solid commercial real estate loan growth continued as well. The Company has been steadily adding new high quality customers as well as expanding existing relationships as it augments its product offerings and industry expertise. The commercial pipeline remains at robust levels. Similarly, the home equity portfolio has been consistently growing and reached $1.5 billion on average in the third quarter as a result of aggressive marketing efforts and new business generation. The benefits of the overall loan growth was partly muted by ongoing decline in the residential mortgage portfolio despite strong origination activity due to the continued sale of longer term fixed rate mortgages in the secondary market.

Credit Quality

Net charge-offs were $6.9 million or 0.27% of average loans on an annualized basis in the third quarter, the most favorable rate over the last six quarters. Nonetheless, the provision for credit losses was unchanged at $11.0 million compared to the linked quarter given the continuing economic uncertainty and overall growth of the portfolio. At September 30, 2010 nonperforming loans to total loans was 0.93%, consistent with the Company's experience over the past two years.  The allowance for credit losses represented 100% of nonperforming loans and, excluding loans acquired at fair value as of their acquisition dates, 1.30% of total loans, comparable with the linked quarter.

Deposits

Core deposit generation continued at a vigorous pace with average balances growing to $9.7 billion in the third quarter as the Company steadily adds new accounts in its legacy and newer markets. Growth is occurring among both retail and commercial customer segments. Higher cost CD balances continue to steadily decline as anticipated as the Company maintains its focus on more profitable relationships. At the end of the third quarter, core deposits had risen to 73% of total deposits and the loan-to-deposit ratio stood at 76%.

Net Interest Income

Net interest income increased to $161.3 million in the third quarter principally due to higher loan and earning asset balances.   The taxable equivalent net interest margin for the third quarter remained stable at 3.61% after excluding the second quarter benefit of holding higher yielding distressed Harleysville loans prior to their disposition.   The Company has been able to mitigate loan re-pricing pressure on the margin in this low rate environment by controlling funding costs and the selective reinvestment of excess liquidity.

Noninterest Income

Noninterest income benefited from the Company's diversity of fee revenue, rising to $49.5 million in the third quarter. Mortgage related revenues grew in the quarter due to higher gains on sales of residential mortgages in the secondary market.  Increased fees from insurance and wealth management activities helped offset the reduction in banking service fees caused by the recent legislative changes to deposit and payment related activities. The negative revenue impact of these changes for the third quarter has been slightly less severe than originally anticipated.

Noninterest Expense

Operating (Non-GAAP) noninterest expense increased in the third quarter to $130.7 million and reflected the Company's strategic investment to strengthen its foundation in conjunction with its growth mission. The investments have ensured the Company has the necessary systems and operational capacity to support its current and future growth. The third quarter also included higher sales commissions due to increased mortgage banking volumes as well as higher risk and wealth management revenue. The efficiency ratio for the third quarter was 63% and is expected to begin to return to more normalized levels in subsequent periods as the Company continues to leverage its enhanced operating platform to drive top-line revenue growth. Reported (GAAP) noninterest expense for the current quarter totaled $132.6 million and included modest non-operating merger and integration costs.

About First Niagara Financial Group

First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A., has $21 billion in assets, 255 branches and $13 billion in deposits.  First Niagara Bank is a multi-state community-oriented bank with about 3,800 employees providing financial services to individuals, families and businesses.  Upon completion of its pending merger with NewAlliance Bancorp, Inc. -- subject to customary closing conditions including approvals from regulators and shareholders -- First Niagara will have more than $29 billion in assets, $18 billion in deposits and 340 branches across Upstate New York, Pennsylvania, Connecticut and Massachusetts.  For more information, visit www.fnfg.com.

Conference Call

A conference call will be held at 11a.m. Eastern Time on Thursday, October 21, 2010 to discuss the Company's financial results and business strategy. Those wishing to participate in the call may dial toll-free 1-877-709-8150. A replay of the call will be available until November 2, 2010 by dialing 1-877-660-6853, account #240, ID #357682.

Non-GAAP Measures

The Company has presented operating net income and operating noninterest expense, which primarily excludes acquisition and integration expenses related to the acquisition of Harleysville National Corporation and the National City Branch acquisition, all summarized in footnote (a) to the financial table. The Company believes that these measures are useful to management and investors because they permit a more effective evaluation and comparison of the Company's results and performance in relation to its ongoing operations.   The Company believes that the exclusion of these non-operating items provides management and investors with a focus on the Company's business as it would appear on a consolidated going-forward basis. The Company believes that the ratio of tangible common shareholders' equity as a percentage of tangible assets is a measure of capital strength that provides additional useful information to investors supplementing the Total Risk Based Capital and Tier 1 Common Risk Based ratios. This ratio excludes intangible assets from the numerator and the denominator and expresses a percentage of the actual book value of assets, as opposed to a percentage of a risk-based reduced value established in accordance with regulatory requirements.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited)

	2010			2009
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,

SELECTED FINANCIAL DATA
(Amounts in thousands)
Securities available for sale	$ 7,341,505	7,131,393	4,876,925	4,421,678	3,652,261	3,339,871	1,800,933
Securities held to maturity	$ 1,125,184	1,038,866	1,038,566	1,093,552	1,085,258	398,049	--
Loans and leases:
Commercial:
Real estate	$ 4,283,422	4,237,612	3,133,582	3,061,582	2,973,964	2,656,650	2,593,752
Business	$ 2,043,738	1,944,838	1,543,253	1,481,845	1,425,956	983,913	969,836
Specialized lending	$ 226,941	219,691	202,485	207,749	208,574	182,297	174,711
Total commercial loans	$ 6,554,101	6,402,141	4,879,320	4,751,176	4,608,494	3,822,860	3,738,299

Residential real estate	$ 1,802,170	1,898,704	1,618,007	1,674,961	1,725,943	1,815,041	1,914,691
Home equity	$ 1,470,619	1,446,281	702,735	691,069	662,308	647,878	629,916
Other consumer	$ 270,578	267,349	182,790	186,341	189,271	129,738	134,689
Net deferred costs and discounts	$ 26,108	26,619	25,354	25,909	29,746	30,864	31,813
Total loans and leases	$ 10,123,576	10,041,094	7,408,206	7,329,456	7,215,762	6,446,381	6,449,408
Allowance for credit losses	$ 94,532	90,409	89,488	88,303	83,077	82,542	79,613
Loans and leases, net	$ 10,029,044	9,950,685	7,318,718	7,241,153	7,132,685	6,363,839	6,369,795
Goodwill and other intangibles	$ 1,099,446	1,099,155	931,347	935,384	938,687	781,047	782,808
Total assets	$ 20,871,540	20,518,359	14,968,078	14,584,833	14,137,504	11,577,171	9,587,977
Total interest-earning assets	$ 18,604,341	18,234,177	13,326,364	12,902,813	12,514,069	10,278,403	8,368,268

Deposits:
Savings	$ 1,235,201	1,274,039	932,698	916,854	913,144	805,646	786,535
Interest-bearing checking	$ 1,783,788	1,729,043	1,057,349	1,063,065	1,062,681	522,977	503,863
Money market deposits	$ 4,941,989	4,851,504	3,825,794	3,535,736	3,457,837	2,375,493	2,216,321
Noninterest-bearing	$ 1,815,201	1,870,004	1,301,730	1,256,537	1,213,978	761,160	705,965
Certificates	$ 3,619,004	4,033,584	2,676,890	2,957,332	3,275,728	1,775,052	2,015,412
Total deposits	$ 13,395,183	13,758,174	9,794,461	9,729,524	9,923,368	6,240,328	6,228,096

Borrowings	$ 4,343,120	3,666,557	2,481,628	2,302,280	1,515,148	3,192,837	1,446,885
Total interest-bearing liabilities	$ 15,923,102	15,554,727	10,974,359	10,775,267	10,224,538	8,672,005	6,969,016
Total liabilities	$ 18,064,979	17,744,894	12,561,456	12,211,172	11,753,900	9,658,592	7,845,586
Stockholders' equity	$ 2,806,561	2,773,465	2,406,622	2,373,661	2,383,604	1,918,579	1,742,391

Net interest-earning assets	$ 2,681,239	2,679,450	2,352,005	2,127,546	2,289,531	1,606,398	1,399,252
Tangible equity (1)	$ 1,707,115	1,674,310	1,475,275	1,438,277	1,444,917	1,137,532	959,583
Unrealized gain on securities	$ 131,572	117,422	42,970	17,206	34,057	3,064	852
Total loans serviced for others	$ 1,397,674	1,293,436	875,814	823,889	770,290	678,885	615,491

Legacy loans(2)	$ 7,290,031	7,031,166	6,773,697	6,669,030	6,512,659	6,446,381	6,449,408
Acquired loans (3)	$ 2,953,752	3,134,100	675,434	703,474	748,250	--	--
Credit related discount on acquired loans (4)	$ (120,207)	(124,172)	(40,925)	(43,048)	(45,147)	--	--
Total loans	$ 10,123,576	10,041,094	7,408,206	7,329,456	7,215,762	6,446,381	6,449,408

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010			2009
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,

ASSET QUALITY DATA
(Amounts in thousands)
Nonperforming loans:
Commercial real estate	$ 49,271	47,648	44,149	37,129	32,477	32,075	33,536
Commercial business	$ 24,391	9,869	10,793	4,759	4,629	4,542	3,772
Specialized lending	$ 1,533	1,783	1,777	1,962	3,105	3,609	4,728
Shared national credits	$ --	--	5,440	11,403	14,103	573	172
Residential real estate	$ 13,156	11,050	10,811	9,468	9,140	8,030	6,600
Home equity	$ 4,809	3,238	3,558	2,330	2,979	2,714	2,791
Other consumer	$ 1,020	750	1,392	1,510	373	754	319
Total nonperforming loans	$ 94,180	74,338	77,920	68,561	66,806	52,297	51,918
Real estate owned	$ 8,619	8,559	6,774	7,057	8,872	5,758	2,001
Total nonperforming assets	$ 102,799	82,897	84,694	75,618	75,678	58,055	53,919

Acquired loans 90 days past due still accruing (5)	$ 56,716	48,221	--	--	--	--	--
Accruing troubled debt restructurings (TDR)	$ 18,932	19,397	18,857	11,683	6,916	6,763	6,531

Net loan charge-offs (recoveries):
Commercial real estate	$ 3,078	8,849	4,275	2,056	2,213	858	4,552
Commercial business	$ 2,370	446	507	884	1,768	2,309	729
Specialized lending	$ 817	212	683	2,031	1,518	1,980	1,059
Shared national credits	$ --	--	5,945	43	8,500	--	--
Residential real estate	$ 55	164	56	11	35	98	13
Home equity	$ 196	358	162	298	125	338	110
Other consumer	$ 361	50	318	451	306	388	467
Total net loan charge-offs	$ 6,877	10,079	11,946	5,774	14,465	5,971	6,930

ASSET QUALITY RATIOS

Net charge-offs to average loans (annualized)	0.27%	0.41%	0.66%	0.32%	0.87%	0.37%	0.44%
Provision to average loans (annualized)	0.43%	0.45%	0.73%	0.61%	0.90%	0.55%	0.55%
Total nonperforming loans to loans	0.93%	0.74%	1.05%	0.94%	0.93%	0.81%	0.81%
Total nonperforming assets to assets	0.49%	0.40%	0.57%	0.52%	0.54%	0.50%	0.56%
Allowance to loans	0.93%	0.90%	1.21%	1.20%	1.15%	1.28%	1.23%
Allowance to nonperforming loans	100.4%	121.6%	114.9%	128.8%	124.4%	157.8%	153.3%
Texas ratio (6)	8.85%	7.43%	5.41%	4.95%	4.95%	4.76%	5.19%

CAPITAL

Consolidated:
Tier 1 risk based capital	14.25%	14.27%	17.54%	17.41%	17.42%	16.10%	14.66%
Tier 1 common capital (7)	13.42%	13.43%	17.39%	17.26%	17.26%	15.92%	11.74%
Total risk based capital	15.09%	15.09%	18.65%	18.51%	18.46%	17.29%	15.88%
Leverage ratio (8)	8.37%	8.75%	--	--	--	--	--
Tangible capital (8)	--	--	10.15%	10.34%	10.63%	10.41%	10.76%
Equity to assets	13.45%	13.52%	16.08%	16.27%	16.86%	16.57%	18.17%
Tangible common equity to tangible assets (1)	8.63%	8.62%	10.51%	10.54%	10.95%	10.54%	8.89%

First Niagara Bank, N.A.:
Tier 1 risk based capital	11.88%	11.59%	13.08%	12.63%	10.92%	11.02%	11.53%
Total risk based capital	12.72%	12.40%	14.20%	13.73%	11.96%	12.21%	12.77%
Leverage ratio (8)	6.97%	7.10%	--	--	--	--	--
Tangible capital (8)	--	--	7.55%	7.48%	6.67%	7.13%	8.48%

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010				2009
	Year-to Date September 30,	Third Quarter	Second Quarter	First Quarter	Year Ended December 31,	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

SELECTED OPERATIONS DATA
(Amounts in thousands)
Interest income	$ 540,268	200,636	195,129	144,503	490,758	145,357	128,788	110,794	105,819
Interest expense	$ 110,062	39,357	40,371	30,334	126,358	32,454	29,866	30,849	33,189
Net interest income	$ 430,206	161,279	154,758	114,169	364,400	112,903	98,922	79,945	72,630
Provision for credit losses	$ 35,131	11,000	11,000	13,131	43,650	11,000	15,000	8,900	8,750
Net interest income after provision	$ 395,075	150,279	143,758	101,038	320,750	101,903	83,922	71,045	63,880

Noninterest income:
Banking services	$ 58,543	21,007	21,529	16,007	49,538	17,016	12,499	10,053	9,970
Insurance and benefits consulting	$ 38,504	13,573	12,768	12,163	48,958	11,074	12,172	13,164	12,548
Wealth management services	$ 14,898	5,939	5,711	3,248	8,555	2,655	1,848	1,834	2,218
Lending and leasing	$ 13,777	6,365	4,136	3,276	10,888	3,714	2,950	2,240	1,984
Bank owned life insurance	$ 5,267	2,067	1,976	1,224	5,251	1,320	1,301	1,321	1,309
Other	$ 1,514	554	(70)	1,030	2,785	(262)	2,454	162	431
Total noninterest income	$ 132,503	49,505	46,050	36,948	125,975	35,517	33,224	28,774	28,460

Noninterest expense:
Salaries and benefits	$ 180,921	68,603	64,081	48,237	161,548	50,919	42,223	35,169	33,237
Occupancy and equipment	$ 38,911	15,582	13,422	9,907	29,113	9,126	7,620	5,901	6,466
Technology and communications	$ 32,821	12,769	11,403	8,649	24,770	8,271	6,095	5,351	5,053
Marketing and advertising	$ 15,005	5,782	7,691	1,532	10,281	2,618	2,550	2,581	2,532
Professional services	$ 10,990	4,426	4,054	2,510	6,131	2,141	1,481	1,300	1,209
Amortization of intangibles	$ 14,011	5,453	5,311	3,247	9,418	3,414	2,266	1,847	1,891
FDIC premiums	$ 13,052	4,630	4,959	3,463	16,668	4,335	3,854	6,980	1,499
Merger and acquisition integration expenses	$ 35,750	1,916	27,602	6,232	31,467	4,009	23,354	2,342	1,762
Other	$ 42,533	13,448	19,680	9,405	37,276	9,887	11,277	6,614	9,498
Total noninterest expense	$ 383,994	132,609	158,203	93,182	326,672	94,720	100,720	68,085	63,147

Income before income taxes	$ 143,584	67,175	31,605	44,804	120,053	42,700	16,426	31,734	29,193
Income taxes	$ 49,086	21,579	11,602	15,905	40,676	13,796	5,495	10,934	10,451
Net income	$ 94,498	45,596	20,003	28,899	79,377	28,904	10,931	20,800	18,742
Preferred stock dividend and accretion	$ --	--	--	--	12,046	--	--	9,378	2,668
Net income available to common stockholders	$ 94,498	45,596	20,003	28,899	67,331	28,904	10,931	11,422	16,074

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010				2009
	Year-to-Date September 30,	Third Quarter	Second Quarter	First Quarter	Year Ended December 31,	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

SELECTED AVERAGE BALANCES
(Amounts in thousands)
Securities, at amortized cost	$ 6,838,610	7,913,769	7,121,805	5,453,217	3,293,438	4,874,683	4,131,996	2,433,236	1,689,620
Loans and leases (9)
Commercial:
Real estate	$ 3,845,569	4,245,670	4,194,002	3,084,272	2,739,914	3,026,380	2,748,701	2,616,106	2,563,165
Business	$ 1,783,649	1,979,065	1,864,102	1,502,544	1,103,103	1,384,790	1,091,131	975,510	956,523
Specialized lending	$ 218,491	231,223	215,120	208,884	193,999	211,032	198,944	183,346	182,305
Total commercial loans	$ 5,847,709	6,455,958	6,273,224	4,795,700	4,037,016	4,622,202	4,038,776	3,774,962	3,701,993
Residential	$ 1,800,487	1,853,018	1,900,471	1,645,693	1,831,304	1,706,998	1,778,591	1,875,498	1,967,570
Home equity	$ 1,182,602	1,460,801	1,374,245	704,450	658,826	685,342	663,220	649,832	636,325
Other consumer	$ 239,852	270,416	260,953	187,272	154,971	189,387	149,321	136,394	144,349
Total loans	$ 9,070,650	10,040,193	9,808,893	7,333,115	6,682,117	7,203,929	6,629,908	6,436,686	6,450,237

Total interest-earning assets	$ 16,081,072	18,145,612	17,166,334	12,873,332	10,151,188	12,393,205	10,955,269	8,976,840	8,224,796
Goodwill and other intangibles	$ 1,048,910	1,101,044	1,110,565	933,279	828,554	936,590	810,946	781,718	783,473
Total assets	$ 18,138,813	20,458,790	19,348,088	14,544,571	11,534,907	14,042,129	12,343,848	10,257,168	9,436,987

Interest-bearing liabilities:
Savings accounts	$ 1,141,338	1,260,792	1,242,052	917,397	829,246	905,899	837,852	797,431	774,262
Checking	$ 1,484,172	1,734,463	1,675,705	1,034,659	680,606	1,042,842	676,786	510,064	486,663
Money market deposits	$ 4,436,314	4,881,109	4,725,441	3,689,294	2,696,157	3,576,893	2,783,435	2,323,823	2,083,102
Certificates of deposit	$ 3,554,944	3,822,620	4,007,431	2,823,804	2,290,845	3,112,978	2,113,778	1,914,353	2,012,120
Borrowed funds	$ 3,025,419	3,833,711	2,991,598	2,233,362	1,961,173	1,580,016	2,900,715	1,845,462	1,507,374
Total interest-bearing liabilities	$ 13,642,187	15,532,695	14,642,227	10,698,516	8,458,027	10,218,628	9,312,566	7,391,133	6,863,521

Noninterest-bearing deposits	$ 1,598,356	1,814,399	1,728,853	1,245,565	897,684	1,237,425	914,407	743,102	689,596
Total core deposits	$ 8,660,180	9,690,763	9,372,051	6,886,915	5,103,693	6,763,059	5,212,480	4,374,420	4,033,623
Total deposits	$ 12,215,124	13,513,383	13,379,482	9,710,719	7,394,538	9,876,037	7,326,258	6,288,773	6,045,743
Total liabilities	$ 15,500,890	17,650,293	16,648,918	12,142,939	9,523,932	11,646,451	10,404,030	8,291,365	7,700,851
Net interest-earning assets	$ 2,438,885	2,612,917	2,524,107	2,174,816	1,693,161	2,174,577	1,642,703	1,585,707	1,361,275
Stockholders' equity	$ 2,637,923	2,808,497	2,699,170	2,401,632	2,010,975	2,395,677	1,939,818	1,965,803	1,736,136
Tangible equity (1)	$ 1,589,013	1,707,453	1,588,605	1,468,353	1,182,421	1,459,087	1,128,872	1,184,085	952,663

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010				2009
	Year-to-Date September 30,	Third Quarter	Second Quarter	First Quarter	Year Ended December 31,	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

STOCK AND RELATED PER SHARE DATA
(Shares in thousands)
Earnings per share:
Basic	$ 0.48	0.22	0.10	0.16	0.46	0.16	0.07	0.08	0.14
Diluted	$ 0.47	0.22	0.10	0.16	0.46	0.16	0.07	0.08	0.14
Cash dividends	$ 0.42	0.14	0.14	0.14	0.56	0.14	0.14	0.14	0.14
Dividend payout ratio	87.50%	63.64%	140.00%	87.50%	121.74%	87.50%	200.00%	175.00%	100.00%
Dividend yield (annualized)	4.82%	4.77%	4.48%	3.99%	4.03%	3.99%	4.50%	4.92%	5.21%
Market price (NASDAQ: FNFG):
High	$ 14.88	13.79	14.88	14.86	16.32	14.47	14.06	14.23	16.32
Low	$ 11.23	11.23	12.25	13.00	9.48	12.40	10.73	10.53	9.48
Close	$ 11.65	11.65	12.53	14.23	13.91	13.91	12.33	11.42	10.89
Book value per share (10)		$13.63	13.48	12.98		12.84	12.90	13.11	15.12
Tangible book value per share (1)(10)		$8.29	8.14	7.96		7.78	7.82	7.77	8.33
Weighted average common shares outstanding (10):
Basic	198,378	205,821	203,962	185,121	146,833	184,849	146,834	139,827	115,055
Diluted	198,686	206,058	204,402	185,585	147,205	185,343	147,184	140,165	115,433
Common shares outstanding		209,059	209,040	188,719		188,215	188,151	149,763	118,687
Treasury shares		6,047	6,066	6,092		6,596	6,659	6,706	6,732

SELECTED RATIOS
(Annualized where appropriate)
Return on average assets	0.70%	0.88%	0.41%	0.81%	0.69%	0.82%	0.35%	0.81%	0.81%
Common equity:
Return on average equity	4.79%	6.44%	2.97%	4.88%	3.47%	4.79%	2.24%	2.47%	4.18%
Return on average tangible equity (1)	7.95%	10.59%	5.05%	7.98%	6.06%	7.86%	3.84%	4.26%	8.40%
Total equity:
Return on average equity	4.79%	6.44%	2.97%	4.88%	3.95%	4.79%	2.24%	4.24%	4.38%
Return on average tangible equity (1)	7.95%	10.59%	5.05%	7.98%	6.71%	7.86%	3.84%	7.05%	7.98%
Noninterest income as a percentage of net revenue	23.5%	23.5%	22.9%	24.4%	25.7%	23.9%	25.1%	26.5%	28.2%
Efficiency ratio - Consolidated	68.2%	62.9%	78.8%	61.7%	66.6%	63.8%	76.2%	62.6%	62.5%
- Banking segment (11)	66.8%	61.1%	70.3%	59.5%	64.0%	60.9%	74.9%	59.6%	59.0%
Net loan charge-offs	28,902	6,877	10,079	11,946	33,140	5,774	14,465	5,971	6,930
Net charge-offs to average loans	0.43%	0.27%	0.41%	0.66%	0.50%	0.32%	0.87%	0.37%	0.44%
Provision to average loans	0.52%	0.43%	0.45%	0.73%	0.65%	0.61%	0.90%	0.55%	0.55%
Personnel FTE		3,725	3,748	2,966		2,816	2,672	2,034	1,958
Number of branches		255	255	172		171	170	113	113

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (unaudited) (Cont'd)

	2010				2009
	Year-to-Date September 30,	Third Quarter	Second Quarter	First Quarter	Year Ended December 31,	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

SELECTED AVERAGE YIELDS/RATES
(Tax equivalent basis)
Securities, at amortized cost	3.53%	3.50%	3.54%	3.56%	4.00%	4.00%	3.80%	3.99%	4.59%
Loans and Leases
Commercial:
Real Estate	5.77%	5.70%	5.91%	5.71%	5.77%	5.70%	5.85%	5.78%	5.77%
Business	4.70%	4.68%	5.05%	4.30%	4.39%	4.47%	4.16%	4.48%	4.43%
Specialized lending	6.39%	6.11%	6.58%	6.51%	6.67%	6.51%	6.74%	6.81%	6.63%
Total commercial loans	5.47%	5.40%	5.68%	5.30%	5.44%	5.37%	5.44%	5.50%	5.47%
Residential	5.14%	5.04%	5.18%	5.24%	5.28%	5.23%	5.29%	5.24%	5.37%
Home equity	4.70%	4.50%	4.82%	4.89%	5.01%	4.95%	4.97%	5.01%	5.14%
Other consumer	7.46%	7.56%	6.62%	8.48%	7.93%	8.33%	8.10%	7.57%	7.58%
Total loans	5.36%	5.26%	5.48%	5.33%	5.41%	5.37%	5.41%	5.42%	5.45%

Total interest-earning assets	4.55%	4.47%	4.62%	4.57%	4.89%	4.72%	4.74%	5.00%	5.24%

Savings accounts	0.15%	0.12%	0.17%	0.14%	0.23%	0.21%	0.24%	0.24%	0.24%
Interest-bearing checking	0.20%	0.20%	0.25%	0.13%	0.15%	0.14%	0.14%	0.15%	0.16%
Money market deposits	0.65%	0.59%	0.68%	0.69%	1.03%	0.82%	0.93%	1.18%	1.36%
Certificates of deposit	1.10%	1.11%	1.10%	1.07%	1.87%	1.17%	1.68%	2.41%	2.68%
Borrowed funds	2.45%	2.07%	2.63%	2.89%	2.68%	3.77%	1.85%	2.57%	3.29%
Total interest bearing liabilities	1.08%	1.00%	1.10%	1.15%	1.49%	1.26%	1.27%	1.67%	1.96%

Total interest bearing deposits	0.68%	0.65%	0.71%	0.69%	1.13%	0.80%	1.01%	1.37%	1.58%
Total core deposits	0.39%	0.35%	0.41%	0.41%	0.60%	0.48%	0.56%	0.69%	0.77%
Total deposits	0.59%	0.56%	0.62%	0.60%	0.99%	0.70%	0.88%	1.21%	1.40%

Tax equivalent net interest rate spread	3.47%	3.47%	3.52%	3.42%	3.40%	3.46%	3.47%	3.33%	3.28%
Tax equivalent net interest rate margin	3.63%	3.61%	3.68%	3.61%	3.65%	3.69%	3.66%	3.63%	3.61%

(1) Excludes goodwill and other intangible assets. These are non-GAAP financial measures that we believe provide investors with information that is useful in understanding our financial performance and position.
(2) Represents total loans excluding loans acquired from Harleysville or National City Bank.
(3) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(4) Represents principal on acquired loans not expected to be collected.
(5) All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accuing as we primarily recognize interest income through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(6) The Texas ratio is computed by dividing the sum of nonperforming assets and loans 90 days past due still accruing by the sum of tangible equity and the allowance for credit losses. This is a non-GAAP financial measure that we believe provides investors with information that is useful in understanding our financial performance and position.
(7) Tier 1 common capital is computed by subtracting the sum of preferred stock and the subordinated debentures associated with trust preferred securities from Tier I capital, divided by risk weighted assets. This is a non-GAAP financial measure that we believe provides investors with information that is useful in understanding our financial performance and position.
(8) Tangible capital ratio presented for periods ended prior to First Niagara Bank's conversion to a national bank regulated by the OCC. Leverage ratio disclosed for periods ended subsequent to such conversion.
(9) Includes nonaccrual loans.
(10) Excludes unallocated ESOP shares and unvested restricted stock shares.
(11) Includes operating results for the banking activities segment as defined in the Company's quarterly and annual reports.
CONTACT:  First Niagara Financial Group, Inc.
          John R. Koelmel, President and Chief Executive Officer
          Michael W. Harrington, Chief Financial Officer
          Anthony M. Alessi, Investor Relations Manager
            (716) 625-7692
            tony.alessi@fnfg.com
          Leslie G. Garrity, Public Relations and
           Corporate Communications Manager
            (716) 819-5921
            leslie.garrity@fnfg.com